As filed with the Securities and Exchange Commission on January 18, 2005.

Registration No. 333-____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

CHEVRONTEXACO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	94-0890210

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6001 Bollinger Canyon Road San Ramon, California	94583

(Address of Principal Executive Offices)	(Zip Code)

CHEVRONTEXACO CORPORATION LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Copy to:
Lydia I. Beebe ChevronTexaco Corporation 6001 Bollinger Canyon Road San Ramon, CA 94583 (925) 842-1000	Terry M. Kee Pillsbury Winthrop LLP 50 Fremont Street San Francisco, CA 94105 (415) 983-1000

(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
PART I: INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*
PART II: INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Item 4. Description of Securities.
Item 5. Interests of Named Experts and Counsel.
Item 6. Indemnification of Directors and Officers.
Item 7. Exemption from Registration Claimed.
Item 8. Exhibits
Item 9. Undertakings.
SIGNATURES
INDEX TO EXHIBITS
EXHIBIT 5.1
EXHIBIT 23.1
EXHIBIT 24.1
EXHIBIT 24.2
EXHIBIT 24.3
EXHIBIT 24.4
EXHIBIT 24.5
EXHIBIT 24.6
EXHIBIT 24.7
EXHIBIT 24.8
EXHIBIT 24.9
EXHIBIT 24.10
EXHIBIT 24.11
EXHIBIT 24.12
EXHIBIT 24.13
EXHIBIT 24.14

CALCULATION OF REGISTRATION FEE

Title of	Amount	Proposed Maximum	Proposed	Amount of
Securities To	To Be	Offering Price	Maximum Aggregate	Registration
Be Registered	Registered	per Share	Offering Price	Fee

Common Stock	64,300,000 shares	$51.40 (1)	$3,305,020,000 (1)	$369,625 (2)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) on the basis of the average of the high and low prices as reported on the New York Stock Exchange on January 11, 2005.

(2)	Prior to the filing of this registration statement, $210,616,160 aggregate principal amount of securities remained registered and unsold, pursuant to Registration Statement No. 333-102269, which was initially filed by registrants on December 30, 2002. These unsold securities were registered for issuance under the ChevronTexaco UK Share Incentive Plan which was merged into the ChevronTexaco Long-Term Incentive Plan prior to the date hereof. Accordingly, the registration fee of $19,376 associated with such unsold securities has been offset against the registration fee of $389,001 associated with the securities to be registered hereunder.

     The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933.

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by ChevronTexaco Corporation (the “Registrant”) and relates to 64,300,000 shares of its Common Stock, par value $0.75 per share, issuable pursuant to the ChevronTexaco Corporation Long-Term Incentive Plan (the “LTIP”).

PART I: INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II: INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

     (a)      The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

     (b)      The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004.

     (c)      The Registrant’s Current Report on Form 8-K dated December 9, 2004.

     (d)      The description of the Registrant’s Common Stock contained in the Registrant’s Current Reports on Form 8-K dated November 1, 2001 and November 19, 2002.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents until a post-effective amendment of this Registration Statement is filed which indicates that all securities being offered hereby have been sold or which deregisters all securities then remaining unsold.

Item 4. Description of Securities.

The Common Stock of the Registrant is registered under Section 12 of the Securities Exchange Act of 1934, and accordingly, no description is provided hereunder.

Item 5. Interests of Named Experts and Counsel.

     Not Applicable.

Item 6. Indemnification of Directors and Officers.

     Article IX of Registrant’s Restated Certificate of Incorporation provides as follows:

“1.      A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) pursuant to section 174 of the Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit.

2.      To the fullest extent authorized by the Corporation Law, the Corporation shall indemnify any Corporate Servant who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that such person was or is a Corporate Servant.

3.      In serving or continuing to serve the Corporation, a Corporate Servant is entitled to rely and shall be presumed to have relied on the rights granted pursuant to the foregoing provisions of this Article IX, which shall be enforceable as contract rights and inure to the benefit of the heirs, executors and administrators of the Corporate Servant; and no repeal or modification of the foregoing provisions of this Article IX shall adversely affect any right existing at the time of such repeal or modification.

4.      The Board of Directors is authorized, to the extent permitted by the Corporation Law, to cause the Corporation to pay expenses incurred by Corporate Servants in defending Proceedings and to purchase and maintain insurance on their behalf whether or not the Corporation would have the power to indemnify them under the provisions of this Article IX or otherwise.

5.      Any right or privilege conferred by or pursuant to the provisions of this Article IX shall not be exclusive of any other rights to which any Corporate Servant may otherwise be entitled.

6.      As used in this Article IX:

          (a)      ‘Corporate Servant’ means any natural person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, manager, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other organization or enterprise, nonprofit or otherwise, including an employee benefit plan;

          (b)      ‘Corporation Law’ means the General Corporation Law of the State of Delaware, as from time to time amended;

          (c)      ‘indemnify’ means to hold harmless against expenses (including attorneys’ fees), judgments, fines (including excise taxes assessed with respect to an employee benefit plan) and amounts paid in settlement actually and reasonably incurred by the Corporate Servant in connection with a Proceeding;

          (d)      ‘Proceeding’ means any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative; and

          (e)      ‘request of the Corporation’ includes any written authorization by an officer of the Corporation.”

          Section 145 of the General Corporation Law of the State of Delaware, in which the Registrant is incorporated, permits, subject to certain conditions, the indemnification of directors or officers of a Delaware corporation for expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with the defense of any action, suit or proceeding in relation to certain matters against them as such directors or officers.

          The directors and officers of the Registrant are covered by policies of insurance under which they are insured, within limits and subject to limitations, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, in which they are parties by reason of being or having been directors or officers; the Registrant is similarly insured with respect to certain payments it might be required to make to its directors or officers under the applicable statutes and the Registrant’s charter or by-law provisions.

Item 7. Exemption from Registration Claimed.

     Not Applicable.

Item 8. Exhibits

Exhibit
Number	Exhibit

5.1	Opinion regarding legality of securities to be offered.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.2	Consent of Pillsbury Winthrop LLP (included in Exhibit 5.1).

24.1 to 24.14	Powers of Attorney for directors and certain officers of Registrant, authorizing the signing of the registration statement on Form S-8 on their behalf.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(A)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(B)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(C)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(A) and (a)(1)(B) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Ramon, State of California, on January 18, 2005.

CHEVRONTEXACO CORPORATION
By	DAVID J. O’REILLY*

David J. O’Reilly Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on the 18th day of January, 2005.

Principal Executive Officers (and Directors)	Directors

DAVID J. O’REILLY* David J. O’Reilly, Chairman of the Board and Chief Executive Officer		SAMUEL H. ARMACOST* Samuel H. Armacost

PETER J. ROBERTSON* Peter J. Robertson, Vice-Chairman of the Board		ROBERT E. DENHAM* Robert E. Denham

ROBERT J. EATON* Robert J. Eaton

Principal Financial Officer		SAM GINN* Sam Ginn

STEPHEN J. CROWE * Stephen J. Crowe, Vice-President and Chief Financial Officer		CARLA A. HILLS* Carla A. Hills

Principal Accounting Officer		FRANKLYN G. JENIFER* Franklyn G. Jenifer

MARK A. HUMPHREY* Mark A. Humphrey, Vice-President and Comptroller		J. BENNETT JOHNSTON* J. Bennett Johnston
SAM NUNN* Sam Nunn

CHARLES R. SHOEMATE* Charles R. Shoemate

*By /s/ Patricia L. Tai Patricia L. Tai, Attorney-in-Fact		CARL WARE* Carl Ware

INDEX TO EXHIBITS

Exhibit
Number	Exhibit

5.1	Opinion regarding legality of securities to be offered.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.2	Consent of Pillsbury Winthrop LLP (included in Exhibit 5.1).

24.1 to 24.14	Powers of Attorney for directors and certain officers of Registrant, authorizing the signing of the registration statement on Form S-8 on their behalf.